AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 6, 2006

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  DOR BIOPHARMA, INC.

Common Stock, Par $.001

Commission File Number – 000-16929

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when the financial condition and/or operating results of the issuer appear to be unsatisfactory.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”)which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of DOR BioPharma (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

 December 31,

Net (Loss)

2005

($4,720,200)

2004

($5,872,000)

2003

($5,289,000)

2002

($4,966,000)

2001

($14,631,000)

(b)

The Company reported shareholders’ equity of $1.5 million and a working capital deficit of $320,000 as of December 31, 2005.

3.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated November 30, 2004, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity present a plan in support of continued listing.  Specifically, the Company was not in compliance with Section 1003(a)(iii) of the Company Guide.  The Exchange’s letter also advised the Company that it would need to regain compliance with the Exchange’s continued listing standards by July 12, 2005.  The Company submitted its plan (the “Plan”) by letter dated December 30, 2004 and the Plan was accepted by the Exchange via correspondence dated January 19, 2005.

(b)

By letter dated July 6, 2005, the Company’s management requested a three month extension to the Company’s plan period and provided a revised business plan.  Via correspondence dated July 13, 2005, Staff notified the Company that the revised business plan of compliance made a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards and set a revised plan period end date of October 15, 2005.

(c)

Subsequently, the Company was not in compliance with the continued listing standards by the required date of October 15, 2005. Therefore, the Exchange determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated October 24, 2005.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than October 31, 2005 by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”). The Company appealed the Exchange’s determination and a hearing was scheduled for December 2, 2005.

(d)

On November 14, 2005, the Company filed its Form 10-QSB for the quarter ended September 30, 2005.  Via correspondence dated November 22, 2005, Staff notified the Company that it was not in compliance with an additional continued listing standard, specifically, Section 1003(a)(ii) of the Company Guide.

(e)

Via correspondence dated December 8, 2005, the Exchange notified the Company that based on its written submission as well as the representations of the Company’s officers in attendance at the hearing, the Panel unanimously agreed that the Amex should not move to delist the Company’s common stock before March 31, 2006.  However, if the Company did not achieve the minimum requirement of $6 million in stockholders’ equity by March 31, 2006, the Panel unanimously agreed that the Amex should immediately move to delist the Company’s common stock at that time with no further opportunity for the Company to appeal to the Panel.  The Company was also offered the opportunity to request that the full Committee on Securities review the decision of the Panel.  The Company did not request such a review.

(f)

The Company failed to regain compliance with Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide by March 31, 2006.  Therefore, in accordance with Section 1009 of the Company Guide and the Panel’s determination, Staff moved to delist the common stock of DOR BioPharma.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Evan Myrianthopoulos, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC